Exhibit 107
Calculation of Filing Fee Table

424(b)(2)
(Form Type)

General Motors Financial Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	4.850% GM Financial Term Notes due March 20, 2027	Rule 457(r)	$9,490,000	100%	$9,490,000	$153.10 per million	$1,452.92
Fees to be Paid	Debt	5.450% GM Financial Term Notes due March 20, 2031	Rule 457(r)	$3,562,000	100%	$3,562,000	$153.10 per million	$545.34
		Total Offering Amounts				$13,052,000		$1,998.26
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$1,998.26

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $13,052,000.